Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State/Country of Incorporation/Organization
Skechers By Mail, Inc.	Delaware
Skechers U.S.A., Inc. II	Delaware
Skechers USA Ltd.	England
Skechers USA France SAS	France
Skechers USA Deutschland GmbH	Germany
Skechers S.a.r.l.	Switzerland
Skechers Collection, LLC	California
Skechers Sport, LLC	California
Duncan Investments, LLC	California
Yale Investments, LLC	Delaware
Skechers International	Switzerland
Skechers International II	Switzerland
Skechers USA Iberia, S.L.	Spain
Skechers EDC SPRL	Belgium
Skechers USA Benelux B.V.	Netherlands
Skechers USA Canada Inc.	Canada
Skechers USA Italia S.r.l.	Italy
310 Global Brands, Inc.	Delaware
Sports Brand Corporation	Delaware
Skechers Malaysia Sdn Bhd	Malaysia
Skechers Singapore Pte. LTD	Singapore
Skechers (Thailand) Ltd.	Thailand
Skechers Do Brasil Calcados LTDA	Brazil
Skechers Japan YK	Japan